ROSS MILLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4298

(775) 684-5708

Website: www.nvsos.gov

ARTICLES OF INCORPORATION

(PURSUANT TO NRS 78)

Filed in the office of Ross Miller

Secretary of State

State of Nevade

Document Number 20140079243-92

Filing Date and Time 01/31/2014 3:05 PM

Entity Number E0057182014-7

1. Name of Corporation: Adamas Ventures Inc.

2. Registered Agent for Service of Process: Commercial Registered Agent: American Corporate Register Inc.

3. Authorized Stock: (numbers of shares corporation is authorized to issue) Number of shares with par value: 75,000,000 Par value per share: $.0001

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees) American Corporate Register Inc. 711 Carson Street, STE 6, Carson City, NV, 89701.

5. Purpose: (optional- required only if Benefit Corporation status selected) The purpose of the corporation shall be: Any Legal Purpose.

6. Names, Address and Signature of Incorporator: (attach additional page if more than one incorporator) Philip Herr, 711 S Carson Street, STE 6, Carson City, NV, 89701.

7. Certificate of Acceptance of Appointment of Registered Agent: I hereby accept appointment as Registered Agent for the above named Entity. /s/Philip Herr 01/31/2014 Authorized Signature of Registered Agent On Behalf of Registered Agent Entity